Exhibit 4.7

PATENT & TECHNOLOGY LICENSE AGREEMENT

AGT. NO. A2014-1834

This Patent & Technology License Agreement (“PTLA”) is by and between the Licensor and the Licensee identified below (collectively, “Parties”, or singly, “Party”).

Licensor owns, controls and/or has the right to license/sublicense the Licensed Subject Matter (defined in Exhibit A). Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Licensed Subject Matter. Licensor desires to have the Licensed Subject Matter developed, exploited and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

The Terms and Conditions of this PTLA are attached hereto as Exhibit A (the “Terms and Conditions”). In the event of a conflict between provisions of this PTLA and the Terms and Conditions, the provisions in this PTLA shall govern. Unless defined in this PTLA, capitalized terms used in this PTLA shall have the meanings given to them in the Terms and Conditions. The section numbers used in the left hand column in the table below correspond to the section numbers in the Terms and Conditions.

1.	Definitions
	Effective Date		August 1 2014

	Licensor		Ohio State Innovation Foundation, with an address at 1524 North High Street, Columbus, OH 43201.

	Licensee		Cellectis, a French Société Anonyme, with its principal place of business at 8 rue de la Croix Jarry, 75013 Paris, France

	Territory		all countries and all regions Worldwide

	Field of Use		Field of Use: any and all activities (including without limitation research, development and commercialization) for Cancer Immunotherapy

Patent Rights
	App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
	PCT/US2014/036684 05/02/2014, T2013-213	CSI-Specific chimeric Antigen Receptor Engineered Immune Cells	Yu, Jianhua; Hofmeister, Craig; Chu, Jianhong	☐ Yes, w/[whom] ☒ No	Meunier Carlin & Curfman

	61/819,141 05/03/2013, T2013-213	Chimeric Antigen Receptor (CAR) Engineered Natural Killer Cells for Cancer Immunotherapy	Yu, Jianhua; Hofmeister, Craig; Chu, Jianhong	☐ Yes, w/[whom] ☒ No	[Law firm]

	61/876,492 09/11/2013, T2013-213	Chimeric Antigen Receptor (CAR) Engineered Natural Killer Cells for Cancer Immunotherapy (P2)	Yu, Jianhua; Hofmeister, Craig; Chu, Jianhong	☐ Yes, w/[whom] ☒ No	[Law firm]

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Diligence Milestones, Fees and Deadlines
2.4, 3	Milestone Events	Milestone Fees Due by the Quarterly Payment Deadline for the Contract Quarter in which the milestone events are achieved. For clarification, each milestone payment will be due only once upon the occurrence of the first respective mentioned milestone event.	Deadlines
	1. First CAR screening to identify lead candidates concluded for Licensed Product covered by a Valid Claim	$0	August 1, 2015, subject to 20.3

	2. In vitro proof of concept completed for Licensed Product covered by a Valid Claim	$0	August 1, 2016, subject to 20.3

	3. In vivo proof of concept completed for Licensed Product covered by a Valid Claim	$0	August 1, 2017, subject to 20.3

	4. Filing of IND (or an equivalent Regulatory Authority application, if filed outside of the US) for Licensed Product covered by a Valid Claim	0	August 1, 2018, subject to 20.3

	5. Dosing of first patient in a Regulatory Authority-approved Phase 1 Clinical Trial of Licensed Product covered by a Valid Claim	$100,000 US	Within 12 months of receiving IND approval or approval from an equivalent Regulatory Authority

	6. Dosing of first patient in an Regulatory Authority-approved Phase II Clinical Trial of Licensed Product covered by a Valid Claim	$150,000 US	None

	7. Dosing of first patient in a Regulatory Authority-approved Phase III Clinical Trial of Licensed Product covered by a Valid Claim	$200,000 US	None

	8. Regulatory Approval of Licensed Product covered by a Valid Claim in a major licensed territory (US, EU or JP).	$1,000,000 US	None

	9. Regulatory Approval of Licensed Product covered by a Valid Claim in Russia, China, Brazil or India.	$500,000 US	None

Compensation
3	Patent expenses due upon Effective Date	Current estimated amount. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount.	Based on invoices received and approved as of: [Date] August 31st 2014
$390.00US

3	Upfront Fee	$100,000US due on Effective Date

3	License Maintenance Fees	$0 US for Contract Year ending 2014 $20,000 US per Contract Year thereafter until first sale of Licensed Product covered by a Valid Claim $0 US after first sale of Licensed Product

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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3	Sublicense Fees	None

3.1	Running royalty rate (applies to Sales of Licensed Product covered by Valid Claims by Licensee, Affiliates and Sublicensees	On Net Sales of Licensed Products and/or Licensed Processes covered by a Valid Claim	1.5%; provided, however that the Running royalty rate applicable to Net Sales by a Sublicensee shall be the lesser of (a) 1.5% (or any reduced royalty pursuant to Section 20.2 of this PTLA ) of the Sublicensee’s Net Sales or (b) fifteen percent (15% ) of the Royalty Sublicensing Consideration received by Licensee from such Sublicensees

3.1	Minimum Annual Royalties	Starting on January 1st of the Contract Year following the first Sale of Licensed Product covered by a Valid Claim: US$100,000.00 (US$ One Hundred thousand) per Contract Year.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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18.	Notices
	Licensee Contacts	Licensor Contacts

Contact for Notice:

Attn: CEO

8 rue de la Croix Jarry, 75013 Paris—France

Fax: NA

Phone: NA

E-mail: NA

Accounting contact:

Attn: CEO

8, rue de la Croix Jarry, 75013 Paris -

France

Fax: NA

Phone: NA

E-mail: NA

Patent prosecution contact:

Attn: Espinasse Sylvain

8, rue de la Croix Jarry, 75013 Paris -

France

Fax: NA

Phone: NA

E-mail: sylvain.espinasse@cellectis.com

Business development contact:

Attn: Julia Berretta

8, rue de la Croix Jarry, 75013 Paris—France

Fax: +33 (0)1 81 69 16 06

Phone:+33 (0)1 81 69 16 51

E-mail: julia.berretta@cellectis.com

Contact for Notice:

Attn: President

1524 N. High Street

Columbus, OH 43201

Fax: 614-292-8907

Phone: 614-292-1315

E-mail:

techlicensing@osu.edu

Payment and reporting contact:

Checks payable to “Ohio State Innovation Foundation”

Attn:

Accounting/Compliance

1524 N. High Street

Columbus, OH 43201

Fax: 614-292-8907

Phone: 614-292-1315

E-mail:

OSIFcompliance@osu.edu

OSIF Patent Coordinator

1524 N. High Street

Columbus, OH 43201

Fax: 614-292-8907

Phone: 614-292-1315

E-mail: tlcip@osu.edu

Patent prosecution contact:

Attn: Brian Giles

[Address]

Fax: [Fax number]

Phone: 1-678-869-7744

E-mail:

bgiles@mcciplaw.com

For Licensor Administrative Purposes Only
Changes to Standard Form Terms and Conditions	There have not been any revisions to Licensor’s standard form Terms and Conditions, except for revisions to the following sections: 1, 2.1, 2.2, 2.3, 2.4, 3.1, 4, 5.4, 5.5, 6.1, 7.1, 7.3, 8, 9.2, 10, 11.1, 11.2, 12,13, 14, 15, 17, 19.4, and 19.8.

20. Special Provision. The Parties hereby agree to the following special provisions (if any) set forth in this Section 20 with respect to this PTLA.

20.1 Milestone Definitions

“Phase I Clinical Trial” means any clinical study conducted to initially evaluate the safety, metabolism, pharmacologic actions, side effects associated with and if possible early evidence of effectiveness of Licensed Product in humans.

“Phase II Clinical Trial” means any clinical study conducted to evaluate the effectiveness of Licensed Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with License Product

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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“Phase III Clinical Trial” means any clinical study conducted to gather the additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of Licensed Product.

“Regulatory Approval” means the approval needed by the Regulatory Authority for a particular national jurisdiction to market, Sell and use a Licensed Product or Licensed Service in that national jurisdiction.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale and use of a Licensed Product or Licensed Service in a particular national jurisdiction, including without limitation FDA, European Medicines Agency or Koseisho (i.e., the Japanese Ministry of Health and Welfare).

20.2 Stacking of Royalty Payments. In the event that a Licensed Product / Licensed Process cannot be used, developed, manufactured, marketed, and/or commercialized without infringing the issued patent or patents owned or controlled by a third party (“Third Party Patents”), and if Licensee (or its Affiliates and Sublicensees) pays a royalty to such third party for rights to use such Third Party Patents in connection with the Sale of Licensed Products / Licensed Processes (the “Third Party Royalty Payment”), then 50% of such Third Party Royalty Payment may be credited against the running royalties payable on the Net Sales for those Licensed Products which practice the Third Party Patents, but in no event shall such credits reduce the royalty rate payable to Licensor below 0.5% of such Net Sales.

By way of example, if Licensee makes a Third Party Royalty Payment under this Section of 1%, then a credit of 0.5% will be applied towards running royalties payable hereunder, reducing the royalties payable on Net Sales with respect to such Sale from 1.5% to 1.0%. If Licensee wishes to invoke this provision, written notification must be provided to Licensor indicating the identity of the Third Party, the rate of the Third Party Royalty Payment, and a description of the Third Party Patents that will be / are incorporated into the Licensed Product / Licensed Process. If such Third Party Patents license agreement with Licensee includes a royalty stacking provision of like intent to the present Section, the royalty rate reduction provided for in this section will be calculated as if such provision in such other license were absent. Any such deductions from Licensee shall be detailed to Licensor, upon Licensor’s request.

20.3 Milestone Extension Option. Licensee shall have the option to extend the deadlines for all those Milestone Events specified in said Section 2.4,3 in six (6) months increments with a maximum extension of two (2) years by paying the following milestone extension Fees:

lst six (6) month extension fee - $0 US

2nd six (6) month extension fee- $12,500 US

3rd six (6) month extension fee- $25,000 US

4th six (6) month extension fee- $50,000 US

This option may only be exercised at a time when Licensee is in compliance with all of its obligations under the Agreement, including having met all milestones with deadlines prior to the date such notice is given (without giving effect to the extension resulting from the exercise of such option). In order to exercise this option, Licensee must provide Licensor written notice of its exercise of this option accompanied by payment of the milestone extension fee. Such notice must contain an affirmation from the Licensee that it is in compliance with all of its obligations under the Agreement, that it is currently Diligently Commercializing Licensed Products or Licensed Services and that it reasonably expects to meet the milestone deadlines as extended by the exercise of such option. Upon such payment and exercise, each of the future milestones deadline dates shall be extended by the duration of the extension.

21. No Other Promises and Agreements: Representation by Counsel. Each Party expressly represents and warrants and does hereby state and represent that no promise or agreement which is not herein expressed has been made to it in executing this PTLA except those explicitly set forth herein and in the Terms and Conditions, and that such Party is not relying upon any statement or representation of the other Party or its representatives except those explicitly set forth herein and in the Terms and Conditions. Each Party is relying on its own judgment and has had the opportunity to be represented by a legal counsel. Each Party hereby represents and warrants that it understands and agrees to all terms and conditions set forth in this PTLA and said Terms and Conditions.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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22. Deadline for Execution by Licensee. If this PTLA is executed first by a Party (the “Initiating party”) and is not executed by the other Party and received by the Initiating Party at the address and in the manner set forth in Section 18 of the Terms and Conditions within sixty (60) days of the date of signature set forth under the Initiating Party’s signature below, then this PTLA shall be null and void and of no further effect.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this PTLA.

LICENSOR: OHIO STATE INNOVATION FOUNDATION		LICENSEE: Cellectis SA

BY:	/s/ Erin Bender	BY:	/s/ André CHOULIKA
	Name: Erin Bender	NAME: André CHOULIKA
	Title: Vice President	TITLE: Chief Executive Officer

DATE: 23 October 2014		DATE: October 15, 2014

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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EXHIBIT A

TERMS AND CONDITIONS OF THE PTLA

These Terms and Conditions of the PTLA (“Terms and Conditions”) are incorporated by reference into the PTLA to which they are attached. All Section references in these Terms and Conditions shall be references to provisions in these Terms and Conditions unless explicitly stated otherwise.

1.	Definitions.

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Agreement” means collectively (i) these Terms and Conditions, and (ii) the PTLA.

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party (“Discloser”) or made available to the other Party (“Recipient”) under the Agreement, and this Agreement.

“Contract Quarter” means the three-month periods ending on March 31, June 30, September 30, and December 31. “Contract Year” means the 12-month periods ending on December 31.

“Effective Date”, “Field of Use”, “Inventors” (or singly, “Inventor”), “Licensee”, “Licensor”, “Prosecution Counsel”, and “Territory” mean, respectively, the date indicated as the Effective Date, the field indicated as the Field of Use, the inventors identified in the definition of Patent Rights, the Party identified as the Licensee, the Party identified as the Licensor, the law firm or attorney who is handling the prosecution of the Patent Rights, and the territory, all as identified in Section 1 of the PTLA.

“Government” means any agency, department or other unit of the United States of America or the State of Ohio.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Licensed Process” means a method, procedure, process, performance of a service, or other subject matter: (i) whose practice, use, sale, or offer for sale is covered in whole or in part by a Valid Claim of the Patent Rights; and/or (ii) that uses, incorporates, is made with, is created from, is derived or developed from the use of any Licensed Products or modifications of, enhancements to, and/or derivatives of the Licensed Products.

“Licensed Product” means any product, apparatus, kit, portion, part, or component thereof: (i) whose manufacture, use, sale, offer for sale or import is covered in whole or in part by a Valid Claim of the Patent Rights; (ii) that is made by using a Licensed Process or another Licensed Product; and/or (iii) that is derived or developed from a Licensed Process or another Licensed Product.

“Licensed Subject Matter” means Patent Rights.

“Milestone Fees” means all Fees identified as Milestone fees in Sections 2.4, 3 of the PTLA.

“Net Sales” means the Gross Consideration received by Licensee, its Affiliates and Sublicensees from the Sale of Licensed Products and Licensed Processes, less the following items directly attributable to the Sale of such Licensed Products and Licensed Processes that are specifically identified on the invoice for such Sale and borne by the Licensee, its Affiliates or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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“PTLA” means the particular Patent & Technology License Agreement to which these Terms and Conditions are attached and incorporated.

“Patent Rights” means: (a) the patents and patent applications listed in Section 1 of the PTLA; (b) all non-provisional patent applications that claim priority to any of the provisional applications listed in Section 1 of the PTLA to the extent the claims of such non-provisional applications are entitled to claim priority to such provisional applications; (c) all divisional(s), continuation(s) and continuations-in-part (excluding new matter and claims containing new matter) of the non-provisional patent applications identified in (a) and (b) above, to the extent that claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b) above; (d) all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and (e) any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

“Quarterly Payment Deadline” means the day that is forty-five (45) days after the last day of any particular Contract Quarter.

“Royalty Sublicensing Consideration” means the earned royalties received by the Licensee or its Affiliate, directly or indirectly, from any Sublicensee in consideration for the Net Sales.

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products or Licensed Processes for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Processes will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any of the license or sublicense rights granted to the Licensee under the Agreement.

“Sublicense Fee” means the fee specified in Section 3 of the PTLA.

“Sublicensee” means any entity that enters into an agreement or arrangement with Licensee or receives a sublicense grant from Licensee under the Licensed Subject Matter, to manufacture, have manufactured, offer for Sale, Sell, lease, use, practice, and/or import the Licensed Product and/or Licensed Process.

“Valid Claim” means any issued claim of the Patent Rights that has not expired, or been finally held as invalid or unenforceable by a court or administrative body of competent jurisdiction from which no appeal can be or is taken, as well as any pending claim of the Patent Rights that has not been finally and conclusively rejected from which no appeal can be or is taken.

2.	License Grant and Commercialization.

2.1	Grant.

(a)

Licensor grants to Licensee a royalty-bearing exclusive license under Patent Rights, to make, have made, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products and Licensed Processes in the Field of Use in the Territory.

(b)	[Intentionally left blank]

(c)

This grant is subject to: (l)the payment by Licensee to Licensor of all consideration required under the Agreement; (2) any rights of, or obligations to, the Government (subject to clause 11.2 herein); and (3) rights retained by Licensor to (i) publish the scientific findings from research related to the Licensed Subject Matter, (ii) use the Licensed Subject Matter for teaching, research, education, and other educationally-related purposes, and (iii) grant rights to, and transfer material embodiments of, the Licensed Subject Matter to other academic institutions or non-profit research institutions for the purposes identified in clauses (i) and (ii) above.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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(d)

Licensor reserves all rights not expressly granted in the Agreement including, but not limited to, any other licenses, implied or otherwise, to any patents or other rights of Licensor, regardless of whether such patents or other rights are dominant or subordinate to any rights expressly granted in the Agreement, or are required to exploit any rights expressly granted in the Agreement.

2.2

Affiliates. The license granted herein extends to any Licensee’s Affiliate listed in Appendix 2 herein and Licensee will be responsible for its Affiliates compliance with the terms herein. For the sake of clarity, any specific reference to “Licensee” herein shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision. Licensee may update the list of its Affiliates as set forth in Appendix 2, during the term of this Agreement, upon written notification to Licensor.

2.3	Sublicensing. Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of the Agreement, subject to the following:

(a)

A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of this Agreement and shall indicate that Licensor is a third party beneficiary of the Sublicense Agreement.

(b)

Licensee shall deliver to Licensor a summary of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within sixty (60) days following the applicable execution, modification, or termination of such Sublicense Agreement. Any such summary shall include relevant information, as reasonably determined by Licensor, for Licensor to evaluate the potential financial consideration the Licensor would obtain from Licensee having entered into such sublicense Agreement as well as any relevant information related to section 2.4 below.

(c)

Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee.

2.4

Diligent Commercialization. Licensee by itself or through its Affiliates and Sublicensees will use diligent and commercially reasonable efforts to commercialize Licensed Products and/or Licensed Processes in the Field of Use within the Territory. Without limiting the foregoing, Licensee will: (a) maintain a bona fide, funded, ongoing and active research, development, manufacturing, marketing, and/or sales program to diligently make, have made, use, sell, and have sold Licensed Products and/or Licensed Processes that are commercially available to the public as soon as commercially practicable, and (b) fulfill the milestone events specified in Section 2.4,3 of the PTLA by the deadlines indicated therein. If the obligations under this Section 2.4,3 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b).

3.

Compensation. In consideration of rights granted to Licensee, Licensee will pay Licensor all of the fees and royalties set forth in the PTLA and these Terms and Conditions. Each payment will reference the PTLA number and will be sent to Licensor’s payment and accounting contact in Section 18 of the PTLA.

3.1

Royalties. Licensee will pay running royalties on Net Sales in each Contract Quarter on or before the Quarterly Payment Deadline for such Contract Quarter at the rate set forth in Section 3.1 of the PTLA.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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If royalties paid to Licensor do not reach the minimum royalty amounts stated in Section 3.1 of the PTLA in the stated period, then forty-five (45) days after the end of such period, Licensee will pay Licensor an additional amount equal to the difference between the stated minimum royalty amount and the actual royalties paid to Licensor.

4.

Reports and Plans. Utilizing the report forms in Appendix 1, Licensee will provide to Licensor’s payment and reporting contact the following reports, including but not limited to: (a) milestone, commercialization plan update report and annual written progress report on January 31; and (b) quarterly payment and royalty report.

5.	Payment. Records, and Audits.

5.1

Payments. AN amounts referred to in the PTLA are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the Agreement number set forth at the beginning of the PTLA. AH payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 and sent to the payment and reporting contact in Section 18. Licensee may not make any tax withholdings from payments to Licensor.

5.2

Sales Outside the U.S. If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent).

5.3	Late Payments. Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to 1.0% per month (or the maximum allowed by law, if less).

5.4

Records. For a period of six (6) years after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Sales, royalty payment calculations, and Milestone Fees in sufficient detail to enable such payments to be determined and audited in accordance with Section 5.5 hereafter.

5.5

Auditing. Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least thirty (30) days advance notice, to the extent necessary to verify any payment or report required under the Agreement. For each Sublicensee, Licensee shall obtain such audit rights for itself and use reasonable efforts to obtain audit rights for Licensor. It is agreed that in the event Licensee does not reasonably obtain Licensor’s right to audit a Sublicensee’s books, ledgers, and records, Licensee may audit such Sublicensee upon Licensor’s reasonable request (and expense). If Licensee conducts an audit of the Sublicensee’s records, Licensee will furnish to Licensor a copy of the findings from such audit to the extent affecting any Licensor’s payment or report required under the Agreement. No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year. If any amounts due to Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than 5% of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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6.	Patent Expenses and Prosecution.

6.1

Patent Expenses. Licensee shall pay Licensor for all past patent expenses as set forth in Section 3 of the PTLA. Licensee shall pay any past patent expenses as well as all future patent expenses incurred by Licensor regarding the Patent Rights within forty-five (45) days after Licensee’s receipt of an invoice from Licensor. Patent expense payment delinquencies (whether owed directly to Prosecuting Counsel or to Licensor) will be considered a payment default under Section 7.3(a).

6.2

Direction of Prosecution. Licensor shall control the preparation, prosecution and maintenance of the Patent Rights. Licensor will consider input from Licensee regarding thoughts and strategies for the preparation, prosecution and maintenance of the Patent Rights. Licensor will request that copies of all material documents received by Prosecution Counsel from patent offices regarding the Patent Rights and the material documents prepared by Prosecution Counsel for submission to patent offices be provided to Licensee for review and comment prior to filing to the extent practicable under the circumstances.

6.3	Ownership. All patent applications and patents will be in the name of Licensor (and any co-owner identified in Section 1 of the PTLA) and owned by Licensor (and such co-owner, if any).

6.4

Foreign Filings. In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time to reasonably enable the preparation of such additional filings, and in those foreign countries in which Licensor has filed applications prior to the Effective Date. If Licensee does not choose to pursue patent rights in a particular foreign country and Licensor chooses to do so, Licensee shall so notify Licensor and thereafter said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto. Licensor shall have the right to make alternative arrangements with Licensee for upfront payment of foreign patent expenses.

6.5

Withdrawal from Paying Patent Costs. If at any time Licensee wishes to cease paying for any costs for a particular Patent Right or for patent prosecution in a particular jurisdiction, Licensee must give Licensor at least ninety (90) days prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period. Thereafter, said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

7.	Term and Termination.

7.1	Term. Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue until the last to expire Valid Claim or termination of the Patent Rights.

7.2

Termination by Licensee. Licensee, at its option, may terminate the Agreement by providing Licensor written notice of termination and such termination will become effective ninety (90) days after receipt of such notice by Licensor.

7.3

Termination by Licensor. Licensor, at its option, may immediately terminate the Agreement, or any part of Licensed Subject Matter, or any part of Field of Use, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within sixty (60) days after delivery of written notice from Licensor; or

(b)	Licensee is in breach of any non-payment provision of the Agreement, and does not cure such breach within sixty (60) days after delivery of written notice from Licensor; or

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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(c)

Licensee or its Affiliate initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action. Upon Licensor’s request, Licensee shall terminate any Sublicense Agreement with a Sublicensee that initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action.

7.4	Other Conditions of Termination. The Agreement will terminate:

(a)

Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee files a bankruptcy action or becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors, or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination. If the Agreement is terminated for any reason:

(a)

All Sublicenses that are granted by Licensee pursuant to this Agreement where the Sublicensee is in compliance with its Sublicense Agreement as of the date of such termination will remain in effect and will be assigned to Licensor, except that Licensor will not be bound to perform any duties or obligations set forth in any Sublicenses that extend beyond the duties and obligations of Licensor set forth in this Agreement; and

(b)

Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Processes by the effective date of termination; and

(c)	Licensee immediately shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)

The provisions of Sections 8 (Confidentiality), 9.4 (Cooperation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4 (Reports and Plans), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.

Confidentiality. Recipient will use reasonable care to safeguard the confidentiality of the Confidential Information and will not provide any Confidential Information to third parties without Discloser’s prior written consent or use the Confidential Information of the Discloser for any purpose other than as strictly permitted under this Agreement. Recipient will permit its employees to have access to the Confidential Information only on a need-to-know basis, and then only on the basis of a clear understanding by these individuals of the obligations hereunder. Recipient is under no obligation for any Confidential Information which: (a) it can demonstrate by written records was previously and legally known to it; (b) is now, or becomes in the future, public knowledge other than through its own acts or omissions; (c) it independently develops by those not having access to the Confidential Information and which can be proven through verifiable records; (d) it lawfully obtains from a source independent of the Discloser not bound by

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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confidentiality and restricted use obligations with regard to such Confidential Information; or (e) is required by applicable law to be disclosed provided that if Recipient is required to make any such disclosure of the Discloser’s Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to Discloser of such disclosure and will reasonably cooperate with the Discloser to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Neither Party shall make any public announcement regarding this Agreement without the express written consent of the other Party. Licensee and its Affiliates shall only be entitled to disclose, on a need to know basis, Confidential Information, and the existence of this Agreement to an acquirer of all or substantially ail of the assets of the business to which this Agreement pertains or potential Sublicensees provided that Licensee (or its relevant Affiliate) has previously bound such potential acquirer or Sublicensee by confidentiality and restricted use obligations at least as stringent than those set forth in this Agreement. Subject to the exclusions listed above, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of five (5) years thereafter.

9.	Infringement and Litigation.

9.1

Notification. If either Licensor’s designated office for technology commercialization or Licensee becomes aware of any infringement or potential infringement of Patent Rights, each Party shall promptly notify the other of such in writing.

9.2

Licensee’s Enforcement Rights. Licensee shall have the first right but not the obligation to enforce the Patent Rights against any infringement by a third party in the Field in the Territory, within a period of six (6) months from notice of such infringement. Licensee shall be responsible for payment of ail fees and expenses associated with such enforcement incurred by Licensee and reasonably incurred by Licensor in providing cooperation or joining as a party as provided in Section 9.4. Ten percent (10%) any monetary recovery for actual damages or punitive damages, in excess of Licensee’s documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to Licensor under this Section 9.2, shall be shared with Licensor.

9.3

Licensor’s Enforcement Rights. If Licensee does not file suit within six (6) months after a written request by Licensor to initiate an infringement action or earlier if Licensee provides written notice to Licensor that Licensee will not initiate infringement action, then Licensor shall have the right, at its sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement.

9.4

Cooperation between Licensor and Licensee. In any infringement suit or dispute, the Parties agree to cooperate fully with each other in a reasonable manner. If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor.

10.

Export Compliance. Licensee shall observe all applicable United States and foreign laws and regulations with respect to the research, development, manufacture, marketing and transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulation. Licensee hereby represents and covenants that Licensee: (a) is neither a national of, nor controlled by a national of, any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a person specifically designated as ineligible to export from the United States or deal in U.S.-origin goods, services, or technologies; (c) shall not export or re-export, directly or indirectly, any Licensed Products and Licensed Processes to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology or services; and (d) in the event that a United States government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired from Licensor under this Agreement and/or any products created by using such technical information or any part

13

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Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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thereof), shall obtain any necessary United States government license or other authorization prior to undertaking the export or re- export. Licensee shall include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party persons or entities who purchase a Licensed Product, requiring that these parties comply with all then-current applicable export laws and regulations and other applicable laws and regulations.

11.	Representations and Disclaimers.

11.1

Licensor Representations. Subject to Clause 11.2 herein, Licensor represents and warrants to Licensee that to its best knowledge, having conducted a diligence review of the Licensed Subject Matter: (a) Licensor is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner identified in Section 1 of the PTLA), (b) Licensor has the right to grant the license and sublicense hereunder, and (c) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

11.2

Government Rights. Licensor represents and warrants that the Licensed Subject Matter have not been developed under a funding agreement with Government. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation and Licensor shall immediately inform Licensee if it becomes aware of any Government’s right under the Licensed Subject Matter and this Agreement. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail.

11.3

Licensor Disclaimers. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED PROCESSES OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, NONINFRINGEMENT, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY CLAIM OR PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN THE FIELD OF USE. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS SPECIFICALLY DESCRIBED HEREIN.

11.4

Licensee Representation. By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement; (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence; and (d) that Licensee accepts all risks inherent herein.Licensee represents that it is a duly organized, validly existing entity of the form indicated in Section 1 of the PTLA, and is in good standing under the laws of its jurisdiction of organization as indicated in Section 1 of the PTLA, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

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Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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12.

Limit of Liability. IN NO EVENT SHALL LICENSEE, LICENSOR, OSU, OR THEIR INVENTORS, OFFICERS, EMPLOYEES, STUDENTS, TRUSTEES, AGENTS, OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

13.

Indemnification Obligation. Licensee agrees to hold harmless, defend and indemnify Licensor, its Affiliates, and their officers, employees, students, inventors, trustees, agents, and consultants (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Licensee’s performance of this Agreement or the exercise or practice by or under authority of Licensee, its Affiliates or their Sublicensees, or third party person or entity who purchases a Licensed Product, of the rights granted hereunder. Licensee shall have no responsibility or obligation under this section for any Liabilities to the extent caused by the gross negligence or willful misconduct by Licensor.

14.

Insurance Requirements. Prior to any Licensed Product or Licensed Process being used or Sold (including for the purpose of obtaining regulatory approval), by Licensee or an Affiliate, and for a period of five years after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product or Licensed Process being used or Sold. Licensee shall impose such insurance obligations to its Sublicensees. Such commercial general liability insurance shall provide, without limitation: (a) product liability coverage; and (b) broad form contractual liability coverage for Licensee’s indemnification under the Agreement. Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least sixty (60) days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.

Assignment. This Agreement is not assignable by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld. For any permitted assignment to be effective, (a) Licensee must be in good standing under this Agreement, and (b) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.

Patent Markings. Licensee agrees that all Licensed Products Sold by Licensee, Affiliates, and Sublicensees will be marked in accordance with each country’s patent marking laws, including Title 35, U.S. Code, in the United States.

17.

Use of Name. Either Party will not use the name, trademarks or other marks of the other Party without the advance written consent of the other Party, which consent may be revoked at any time by the other Party.

18.

Notices. Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in Section 18 of the PTLA (or as changed by written notice pursuant to this Section 18). Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.

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Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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19.	General Provisions.

19.1

Binding Effect. The Agreement is binding upon and inures to the benefit of the Parties herein, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2

Construction of Agreement. Both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3

Counterparts and Signatures. The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

19.4	Compliance with Laws. Licensee and Licensor will comply with all applicable federal, state and local laws and regulations.

19.5

Governing Law; Jurisdiction. The Agreement will be construed and enforced in accordance with laws of the State of Ohio, without regard to choice of law and conflicts of law principles. The Parties agree that any claim or cause of action regarding this Agreement shall be brought in a court of competent jurisdiction in Ohio and this is the parties’ sole and exclusive process for seeking a remedy for any and all claims and causes of action regarding this Agreement.

19.6	Modification. Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties.

19.7

Severability. If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8

Third Party Beneficiaries. Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties, their affiliates, and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Section 1 of the PTLA (other than Licensee), then Licensee hereby agrees that the following provisions of these Terms and Conditions extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under Section 2.1(d); Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

19.9

Waiver. Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10	Sovereign Immunity. Nothing in the Agreement shall be deemed or treated as any waiver of OSU’s sovereign immunity.

19.11

Cross Default. In the event that Licensee is a party to any other agreement with Licensor, a default by Licensee of this or any other agreement shall be deemed a default under all other agreements with Licensor and OSU.

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Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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19.12

Entire Agreement. The Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Appendix 1A

OSIF DILIGENCE: MILESTONES, FEES, & DEADLINES

Licensee: Inventor: Period Covered From: Prepared By: Approved By:	Agreement No: OSIF’s Tech ID No: Through: Date: Date:

Milestone Events	Milestone Fees Due by the Quarterly Payment Deadline for the Contract Quarter in which the milestone events are achieved	Deadlines	Date Completed and Short Description of Activity (use space below)
1.	$

2.	$

3.	$

4.	$

5.	$

I certify that this report is accurate and complete:

Description of Milestone Activities:

Please return one copy of this form along with your report to the following address:

The Ohio State University

Attn: Compliance

Technology Commercialization Office

1524 North High Street

Columbus, OH 43201

If you have questions, please call (614) 292-1315, send a fax to (614) 292-8907 (Attn: Compliance), or send an email to tcocompliance@osu.edu. Thank you for your prompt attention.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Appendix 1B

OSIF ANNUAL REPORT

Licensee: Inventor: Period Covered From: Prepared By: Approved By:	Agreement No: OSIF’s Tech ID No: Through: Date: Date:

ANNUAL REPORT FOR THE PERIOD

An annual report is due on                                      covering the status of all patent prosecution, commercial development, and licensing activities relating to the invention(s) covered by the above Agreement. (Please refer to the Agreement paragraph                             ).

OSIF Tech ID No.
Government regulations (Bayh-Dole) require reporting of any request to waive standard U.S. manufacturing requirements. Have you requested such a waiver from a government agency? ☐ Yes ☐ No

If yes, please attach additional information and give the agency name, date requested, and/or date granted.
Submitted By: Title: Email:	Date: Phone:

Please return one copy of this form along with your report to the following address:

The Ohio State University

Attn: Compliance

Technology Commercialization Office

1524 North High Street

Columbus, OH 43201

If you have questions, please call (614) 292-1315, send a fax to (614) 292-8907 (Attn: Compliance), or send an email to tcocompliance@osu.edu. Thank you for your prompt attention.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Appendix 1B

OSIF ANNUAL REPORT

For the Period:

Patent Activity

License/Sublicense Activity

Description of Commercial Development (see attached form)

Description of any Management Changes
Title	Name	Since (Date)
CEO
COO
CFO
CTO/CMO

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Appendix 1B

OSIF ANNUAL REPORT

For the Period:

Description of any Key Other Events

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Appendix 1B

OSIF ANNUAL REPORT

For the Period:

OSIF COMMERCIAL DEVELOPMENT FORM

Please select the type of product in development, check its current state of development, and completed the fields for the other information in the box. If you have additional information, please attach it to the end of this form.

Therapeutic Products ☐ Discovery ☐ Pre-Clinical ☐ Phase 1 Clinical Trials ☐ Phase II Clinical Trials ☐ Phase III Clinical Trials ☐ NDA Submitted ☐ Selling Licensed Products ☐ Other:	Date	Hardware/Engineering Products ☐ Research ☐ Functioning Prototype ☐ Beta Testing ☐ Pilot Manufacturing Run ☐ Safety Tested ☐ Selling Licensed Products ☐ Other:	Date
Drug in Development (brand name, if applicable): Therapeutic Indication:		Product in Development (brand name, if applicable): Market Addressed:

Software ☐ In Development ☐ Alpha Testing ☐ Beta Testing ☐ Selling Licensed Products ☐ Other:	Date	Copyright/Trademarked Products ☐ Functioning Prototype ☐ Alpha Testing ☐ Beta Testing ☐ Selling Licensed Products ☐ Other:	Date
Tool in Development (brand name, if applicable): Application:		Product in Development (brand name, if applicable): Market Addressed:

Plant Products ☐ Discovery ☐ Gvt. Approval Applied For ☐ Gvt. Approval Received ☐ Selling Licensed Products ☐ Other:	Date	Medical Devices/Diagnostics ☐ Research ☐ Pre-Clinical ☐ 510(k)/CE Mark Submitted ☐ PMA ☐ Selling Licensed Products	Date
Product in Development (brand name, if applicable):		☐ Other:
Field of Product:		Device/Diagnostic in Development (brand name, if applicable): Medical Field:

Please return one copy of this form along with your report to the following address:

Ohio State Innovation Foundation

Attn: Compliance

Technology Commercialization Office

1524 North High Street

Columbus, OH 43201

If you have questions, please call (614) 292-1315, send a fax to (614) 292-8907 (Attn: Compliance), or send an email to tcocompliance@osu.edu. Thank you for your prompt attention.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Appendix 1C

OSIF QUARTERLY REPORT

Licensee: Inventor: Period Covered From: Prepared By: Approved By:	Agreement No: OSIF’s Tech ID No: Through: Date: Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:

☐ Single Product Line Report:
☐ Multiproduct Summary Report:
	Page 1 of pages	Trade Name:
Product Line Details:	Line:	Pages:

Report Currency:	☐ U.S. Dollars			☐ Other:
	Country	Gross Consideration	Allowances	Net Sales[1]	Royalty Rate	Royalty Amount	Royalty Paid Last Year	Next Year Royalty Forecast[2]
1. Total Q1

2. Total Q2

3. Total Q3

4. Total Q4___

5. Total FY_
6. Minimum Annual Royalty
7. Annual Royalty[3] for FY
8. Amount Paid-to-Date[4]
9. Amount Payable[5]

Total Royalty:	Conversion Rate:	Royalty in U.S. Dollars:

[1]means the Gross Consideration paid to, received by, or given to Licensee, Affiliates, and Sublicensees from the Sale of Licensed Products and Licensed Processes, less the following items directly attributable to the Sale of such Licensed Products that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.

[2]The royalty forecast is non-binding and is for OSIF’s internal planning purposes only

[3](greater of line 5 or 6)

[4](lines 1+2+3)

[5](line 7-line 8)

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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Appendix 1C

OSIF QUARTERLY REPORT

Any other consideration due OSIF during this Royalty Period:
Milestones:
Minimum Royalties:	Sublicense Payments:

On a separate page, please indicate the reason for returns or adjustments if significant. Also note any unusual occurrences that affect royalty amounts during this period. To assist OSIF’s forecasting, please comment on any significant expected trends in sales volume.

I certify that this report is accurate and complete:

Please return one copy of this form along with your report to the following address:

The Ohio State University

Attn: Compliance

Technology Commercialization Office

1524 North High Street

Columbus, OH 43201

If you have questions, please call (614) 292-1315, send a fax to (614) 292-8907 (Attn: Compliance), or send an email to tcocompliance@osu.edu. Thank you for your prompt attention.

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
NYI-524635066v1
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Appendix 2

LICENSEE’S AFFILIATES

{00245154-1} Licensee: Cellectis	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: Ohio State Innoation Foundation A2014-1834 // CLS-14086
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